AMENDMENT TO RIGHTS AGREEMENT
                            -----------------------------



             Amendment (this "Amendment"), dated as of June 29, 1999, to the Rights Agreement, dated as of December 1, 1998 (the "Rights Agreement"), between CTG Resources, Inc., a Connecticut corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Rights Agreement.

             WHEREAS, the Company, Energy East Corporation, a New York corporation ("Parent"), and Oak Merger Co., a Connecticut corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, the Company will merge into Merger Sub (the "Merger") and each outstanding share of common stock of the Company will be converted into the right to receive cash and shares of common stock of Parent, subject to the terms and conditions of the Merger Agreement;

             WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement;

             WHEREAS, the Company deems the following amendments to the Rights Agreement to be necessary and desirable and in the best interests of the holders of Rights Certificates; and

             WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

             NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows;

        1. Section l of the Rights Agreement is hereby supplemented by adding the following new paragraph at the end thereof:

             "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Parent (as defined in the Merger Agreement), Merger Sub (as defined in the Merger Agreement), any of their Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, a Flip-in Event, a Flip-over Event or a Triggering Event shall be deemed to occur, in each such case, by reason of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

        2. Section 1(j) of the Rights Agreement is hereby amended to read in its entirety as follows:








             "(j) "Expiration Date" means the earliest of (a) the Close of Business on the Final Expiration Date, (b) the time at which the Rights are redeemed as provided in Section 23, (c) the time at which all exercisable Rights are exchanged as provided in Section 24, and
        (d) immediately prior to the Effective Time of the Merger (each as defined in the Merger Agreement), the occurrence of which the Rights Agent shall have received notice of from the Company."

        3. Section 1 of the Rights Agreement is hereby amended by adding a new Section (dd) as follows:

             "(dd)     "Merger Agreement" means the Agreement and Plan of
        Merger, dated as of June 29, 1999, including any amendment or supplement thereto, among Energy East Corporation, Oak Merger Co. and the Company."

        4. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

        5. This Amendment shall be effective upon the execution and delivery of the Merger Agreement, and all references to the Rights Agreement, shall from and after such time, be deemed to be references to the Rights Agreement as amended hereby.





                             [Signature page follows]






















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             IN WITNESS WHEREOF, the parties hereto have executed this
   Amendment as of the day and year first above written.

                                 CTG RESOURCES, INC.



                                 By: S/ R.L. Babcock
                                   Name: R.L. Babcock
                                   Title: Vice President General Counsel and
                                             Secretary



                                 CHASEMELLON SHAREHOLDER SERVICES, L.L.C.



                                 By: S/ Jacqueline M. Wadsworth
                                   Name: Jacqueline M. Wadsworth
                                   Title:  Vice President


































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